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                                                                   EXHIBIT 10.78

                   EMPLOYMENT CONTRACT FOR SENIOR EXECUTIVE

     LLO GAS INC., A Delaware corporation, located at 23805 Stuart Ranch Road, Malibu, California, 90265, hereinafter referred to as the Employer, and JAMES MANDICH, 1079 Deep Wood Drive, Westlake Village, CA 91362-4216, hereinafter referred to as the Employee, in consideration of the mutual promises made herein, agree as follows:

                        ARTICLE I.  TERM OF EMPLOYMENT

                                Specified Term

     Section 1.01. The employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of 3 years, beginning on August 1, 1999.
                              Earlier Termination

     Section 1.02. This agreement may be terminated earlier as hereinafter provided.

                            Future Employment Option

     Section 1.03. Employee is granted an option to renew this Agreement for 3 years. Said renewal shall be delivered in writing to Employer at least 6 months before the end of the first 3 years of the Agreement.

                ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

                        Title and Description of Duties

     Section 2.01. Employee shall serve as Executive Vice President of LLO GAS INC. In that capacity. Employer shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of a corporate officer as set forth below. However, Employee shall at all times be subject

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to the direction of the President, and to the policies established by the Board of Directors, of Employer.

          Principal Function - Responsible for marketing and sales operations/activities of the Company in regard to service stations, am/pm's, truck stops or related wholesale activities. This would include responsibility for personnel, pricing, marketing strategy, sales promotion and acquisitions.

          Primary Duties -

          - Develop and implement a business plan for retail locations to increase operating sales and profits from current levels to mutually agreed sales and profit objectives. The plan would include strategies for pricing, marketing and sales promotion.

          - Provide supervision for all employees. Responsible for the hiring and training of employees and the development of an employee performance incentive program.

          - Assist in the acquisition and negotiation of additional retail locations.

          - Develop a business plan to permit, build and operate the initial truck stop site. Formulate plans to acquire or build additional truck stop locations that conform to the Company's financial and marketing criteria.

          - Coordinate the integration of the financial reporting systems to central accounting.

          -    Establish administrative policies, procedures and controls.

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          -    Develop any potential wholesale business opportunities that fit into the Company's objectives and strategies.

               Loyal and Conscientious Performance of Duties

          Section 2.02. Employee agrees that, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement.

                    Devotion of Time to Employer's Business

     Section 2.03. Employee shall devote as much of his productive time, ability, and attention to the business of Employer during the term of this contract as necessary to fulfill the above duties as set forth in Section 2.01.

                            Competitive Activities

     Section 2.04. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

                       Uniqueness of Employer's Services

     Section 2.05. Employee hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies which Employer play possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

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                 Indemnification for Negligence or Misconduct

     Section 2.06. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

                                 Trade Secrets

     Section 2.07.(a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, financial, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer's business and that this information constitutes Employer's trade secrets.

          (b) Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment with Employer.

          (c) Employee further agrees that all files, records, documents, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior consent of Employer's President.

                      ARTICLE 3.  OBLIGATIONS OF EMPLOYER

                              General Description

     Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement:

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                               Office and Staff

     Section 3.02. Employer shall provide Employee with a private office, stenographic help, office equipment and supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties.

                     Indemnification of Losses of Employee

     Section 3.03. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.
                      ARTICLE 4.  COMPENSATION OF EMPLOYEE

                                 Annual Salary

     Section 4.01.(a) As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate per annum as follows:

          Base: Year 1 - $100,000.00 (Payments to begin October 1, 1999 with the full year compensation of $100,000.00 to be paid over 10 month period, October, 1999 to July, 2000).

                    Year 2 - $150,000.00

                    Year 3 - $175,000.00

          (b) Employee's annual salary upon exercise and consent to the option set forth in Section 1.03 shall be $175,000.00, plus the CPI increase from the beginning of the third year of employment under this Agreement to the fourth year of this Agreement (the first year of the 3-year option). The same increase shall apply to the second and third years of the 3-year option period.

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                     Salary Continuation During Disability

     Section 4.02. If Employee for any reason whatsoever becomes permanently disabled so that he is unable to perform the duties prescribed herein, Employer agrees to pay Employee 50 percent of Employee's annual salary, payable in the same manner as provided for the payment of salary herein, for the remainder of the employment term provided for herein.

                                Tax Withholding

     Section 4.03. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for Federal Income and Social Security taxes and all state or local taxes now applicable or that way be enacted and become applicable in the future.

                         Repayment of Disallowed Salary

     Section 4.04. In the event that any portion of the compensation paid by Employer to Employee is disallowed as an income tax deduction on an income tax return of Employer, Employee agrees to immediately repay to Employer the full amount of that portion.

                         ARTICLE 5. EMPLOYEE INCENTIVES

                       Cash Bonus Eased on Profitability

     Section 5.01.(a) In any employment year in which the net profits of Employer equal or exceed the base year (July 1, 199$ through June 30, 1999), Employee shall receive a bonus (profit sharing) - Retail - 10% of incremental operating profit above base year; Truck Stop - 5% of operating profit; and Wholesale - 10% of operating profit, for his services in addition to any other compensation which he is entitled to receive hereunder. This bonus shall be paid within two and

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one-half months after the close of Employee's employment year, but only if
Employee's services hereunder have not been terminated prior to the end of that employment.

          (b) For the purposes of this provision, the net profits of Employer are defined as net income after expenses but before taxes as determined by the firm of certified public accountants retained by Employer in accordance with sound accounting principles and consistent with the prior accounting practices of Employer.

                                 Stock Option

     Section 5.02.(a) As additional compensation, Employer hereby grants to Employee the option to receive stock in Employer in lieu of profit sharing in such amounts and in such manner as Employer and Employee agree. This option may be exercised in whole or in part. Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the shareholder of record of those shares.

          (b) This option may only be exercised by Employee during the term of his employment hereunder. However, in the event that the employment term is terminated by Employer for reasons other than cause, Employee shall retain the right to exercise any unused portion of the option until August 1, 2005.

                         ARTICLE 6.  EMPLOYEE BENEFITS

                                Annual Vacation

     Section 6.01. Employee shall be entitled to 3 weeks vacation time each year with pay. Employee may be absent from his employment for vacation only at such times as Employer's President shall determine from time to time. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he way accrue that time

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and add it to vacation time for any following year or many instead receive a cash payment in an amount equal to the amount of annual salary attributable to that period of time.

                                    Illness

     Section 6.02. Upon completion of three months in the service of Employer, Employee shall be entitled to 10 days per year as sick leave with full pay. Sick leave may be accumulated up a total of 50 days.

                              Automobile Allowance

     Section 6.03. During the term of employment hereunder, Employee shall be entitled to the full income mileage allowance for the use of his own automobile in Employer's business. Said allowance shall be paid to Employee at the same time as reimbursable expenses under Section 7.01 of this agreement.

                             Group Life Insurance

     Section 6.04. Employer agrees to include Employee under Employer's group term life insurance coverage in an amount equal to two (2) times Employee's gross annual salary. Said insurance shall be established by November 1, 1999.

                            Group Medical Insurance

     Section 6.05. Employer agrees to include Employee under Employer's group medical insurance coverage.

                                Dental Coverage

     Section 6.06. The Employer agrees to provide Employee with dental coverage during the employment term by obtaining dental insurance covering Employee or by directly paying all dental costs incurred by Employee. Said coverage shall be established by February, 2000.

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                         ARTICLE 7.  BUSINESS EXPENSES

                               Business Expenses

     Section 7.01.(a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditure for entertainment, gifts, and travel.

          (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

          (c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

             Repayment by Employee of Disallowed Business Expenses

     Section 7.02. In the event that any expenses paid for Employee or any reimbursement of expenses paid to Employee shall, on audit or other examination of Employer's income tax returns, be determined not to be allowable deductions from Employer's gross income, and in the further event that any such determination is acceded to by the Employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Employee shall repay to Employer the amount of the disallowed expenses.

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                     ARTICLE 8. TERMINATION OF EMPLOYMENT

                             Termination for Cause

     Section 8.01.(a) Employer reserves the right to terminate this agreement if employee (1) wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties.

          (b) Employer may at its option terminate this agreement for the reasons stated inn this section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

          (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

          (d) Termination under thus section shall be considered "for cause" for the purposes of this agreement.

                           Termination Without Cause

     Section 8.02.(a) This agreement shall be terminated upon the death of Employee.

          (b) Employer reserves the right to terminate this agreement not less than 3 months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving 10 days' written notice of termination to Employee.

          (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

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             Effect of Merger, Transfer of Assets, or Dissolution

     Section 8.03.(a) This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

          (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder shall be assigned to the surviving oar resulting corporation or the transferee of Employer's assets.

                            Termination by Employee

     Section 8.04. Employee may terminate his obligations under this agreement by giving Employer at least 3 months notice in advance or tendering to Employer a total amount aggregating 3 months of his annual salary.

                            Effect on Compensation

     Section 8.05. In the event that this agreement is terminated prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this agreement, computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the date of termination.

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                        ARTICLE 9.  GENERAL PROVISIONS

                                    Notices

     Section 9.01. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

                                  Arbitration

     Section 9.02.(a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

          (b) Employed and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall 1 select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

          (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

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                           Attorneys' Fees and Costs

     Section 9.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                               Entire Agreement

     Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promises not contained in this agreement shall be valid or binding.

                                 Modifications

     Section 9.05. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

                               Effect of Waiver

     Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

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                              Partial Invalidity

     Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                            Law Governing Agreement

     Section 9.09. If Employee dies prior to the expiration of the term of his employment, any stuns that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's Trustee.

Executed on September 15, at Malibu, California.
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EMPLOYER:

LLO GAS INC.


By: /s/ John Castellucci
   ---------------------------------------
    President


By: /s/ John Castellucci
   ---------------------------------------
    Secretary


EMPLOYEE:


 /s/ James Mandich
------------------------------------------
JAMES MANDICH

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